Exhibit 99.1

FOR IMMEDIATE RELEASE
October 31, 2006

Texas Regional Bancshares, Inc.
Declares Contingent Special Dividend

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional or the Company) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced that its Board of Directors has declared a contingent special cash dividend of $0.04 per common share payable on November 10, 2006 to the Company’s common shareholders of record as of that date. Payment of the dividend is contingent upon the resolution, prior to the closing of the acquisition of the Company by Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), of a nonperforming loan relationship as described in the Agreement and Plan of Merger between the Company and BBVA (the Agreement).  The Company has previously announced that the merger transaction with BBVA described in the Agreement is tentatively scheduled to close on November 10, 2006.

As described in the Agreement, in the event that the largest nonperforming loan relationship extended by the Company’s subsidiary, Texas State Bank, as of the date of the Agreement is repaid (in whole or in part), and proceeds from such repayment are received before the closing date of the merger, Texas Regional may declare and pay a single special dividend to the Company’s shareholders in an amount equal to one-half of the amount repaid on account of the loans constituting the loan relationship (calculated on an after-tax basis, utilizing Texas Regional’s overall tax rate for 2005).  Under the terms of the Agreement, the per share special dividend amount is to be rounded downwards to the nearest full cent, may not exceed $0.10 per share, and the special dividend will not be paid unless the repayment proceeds are sufficient to provide for a per share special dividend amount of at least $0.03 per share.  The $0.04 per share special dividend has been declared based on the proceeds expected to be received upon resolution of the nonperforming loan relationship.

The Company’s management believes that the negotiations for the resolution of this nonperforming loan relationship can be successfully concluded to permit the payment of the contingent special dividend as declared by the Board of Directors.  However, there is no certainty that the negotiations will be successfully concluded or that the proceeds received, if any, will be sufficient to permit the payment of the special dividend.  As provided in the Agreement, if sufficient proceeds are not received prior to the date of closing of the merger, the special dividend will not be paid.

Other Information

Texas Regional has previously announced the Agreement for the acquisition of the Company by BBVA.  The Agreement has been filed with the Securities and Exchange Commission (SEC), and  Texas Regional has also filed a proxy statement and other relevant documents concerning the merger transaction with the SEC.  The proxy statement relates to the special meeting of the shareholders of Texas Regional held on September 25, 2006, at which meeting the Agreement was approved and adopted by the shareholders.  The Agreement, proxy statement, and the other information contain important information concerning the transaction.  Investors are urged to read the Agreement and the proxy statement and all other relevant documents filed with the SEC.  You may obtain the documents at no charge at the website maintained by the SEC at www.sec.gov.  In addition, you may obtain copies of documents filed with the SEC by Texas Regional at no charge by contacting John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501.  Mr. Martin can also be reached by telephone at (956) 631-5400.

Texas Regional is a McAllen-based bank holding company whose stock trades on The NASDAQ Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

This release and other information are available on Texas Regional’s website at www.trbsinc.com. The information available on Texas Regional’s website can also be obtained at no charge from John A. Martin, Chief Financial Officer, at the address and telephone number indicated above.

Forward-Looking Information

This release, information filed by Texas Regional with the SEC, and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers, and information related to Texas Regional’s pending transaction with BBVA), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.